Exhibit(h)(2)(d)

REAVES UTILITY INCOME FUND

AMENDMENT NO. 3 TO
DISTRIBUTION AGREEMENT

November 22, 2021

ALPS Distributors, Inc.

1290 Broadway, Suite 1000

Denver, Colorado 80203

Ladies and Gentlemen:

Reference is made to the Distribution Agreement, dated November 14, 2019, Amendment No. 1 to the Distribution Agreement, dated October 6, 2020, and Amendment No. 2 to the Distribution Agreement, dated June 21, 2021 (together, the “Distribution Agreement”), by and between Reaves Utility Income Fund, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., as sales agent (the “Distributor”), regarding the offer and sale of up to 11,000,000 shares of beneficial interest, no par value, of the Fund, from time to time, through sub-placement agents, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended.

A. Further Amendment to Distribution Agreement. The Distribution Agreement is further amended as follows, effective as of the date hereof:

1. The first sentence of Section 1(a) of the Distribution Agreement is hereby deleted and replaced in its entirety with the following:

“Subject to the terms and conditions of this Agreement, the Fund hereby appoints the Distributor as its principal underwriter and placement agent for up to 23,000,000 Common Shares of the Fund to be offered pursuant to the Registration Statement (as defined herein) through ATM offerings from time to time (the "Shares") and the Fund agrees that it will issue such Shares as the Distributor may sell.”

B. Prospectus and Prospectus Supplement. The Fund shall file a new Prospectus and Prospectus Supplement reflecting this Amendment within two (2) business days of the date hereof.

C. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Distribution Agreement shall continue in full force and effect.

D. Counterparts. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

E. Governing Law. This Amendment and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by, and construed in accordance with, the internal laws of the State of New York.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

REAVES UTILITY INCOME FUND

By:	/s/ Joseph Rhame III
Name: Joseph (Jay) Rhame III Title: President

ACCEPTED as of the date first above written:

ALPS DISTRIBUTORS, INC.

By:	/s/ Stephen Kyllo
Name: Stephen Kyllo Title: Chief Compliance Officer

[Signature Page to Amendment No. 3 to Distribution Agreement]